Exhibit 5.2

January 21, 2009

Emcore Corporation
10420 Research Road, S.E.
Albuquerque, NM 87123

Re:           Emcore Corporation, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We are providing this opinion letter in our capacity as special counsel to Emcore Corporation, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the United States Securities and Exchange Commission (the "Commission").  The Registration Statement relates to the resale by shareholders of the Company of up to an aggregate of 9,400,003 shares of common stock of the Company, without par value (the "Shares"), consisting of 8,000,000 Shares sold (the “Issued Shares”), and 1,400,003 Shares issuable upon exercise of warrants sold (the “Warrant Shares”), by the Company in a private placement that closed on February 20, 2008.

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion in accordance with the requirements of Part II, Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.

In connection with the foregoing registration, we have examined originals, or copies certified or otherwise identified to our satisfaction of, (i) the Registration Statement as filed with the Commission, (ii) the Company's Restated Certificate of Incorporation, as amended and restated to date (the "Certificate of Incorporation"), (iv) the Company's By-Laws, as amended and/or restated to date (the "By-Laws"), (v) certain resolutions of the Board of Directors of the Company relating to the Shares and the registration thereof, and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and, when sold and duly issued in accordance with the terms of the applicable warrant agreements, including receipt of the consideration to be paid therefor (if any), the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of New Jersey be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Dillon, Bitar & Luther, L.L.C.

DILLON, BITAR & LUTHER, L.L.C.